Exhibit 99.1

Transcend Services, Inc.

Press Release Dated October 19, 2005

(five pages follow)

Contact:	FOR IMMEDIATE RELEASE Larry Gerdes, CEO, larry.gerdes@trcr.com 404-364-8000

October	19, 2005

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS AN 81% INCREASE IN REVENUE

AND A NET LOSS OF $0.07 PER SHARE

Gross Profit as a Percentage of Revenue Decreased from 28% to 14%

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq Market) today announced its results for the three and nine months ended September 30, 2005.

For the three months ended September 30, 2005, Transcend reported revenue of $6,654,000, which represents an 81% increase over the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 14% from 28%. The net loss for the third quarter of 2005 was $518,000, or $0.07 per share, compared to net income of $39,000, or $0.01 per share, for the third quarter of 2004.

Most of the revenue increase of $2,986,000 between the third quarters of 2005 and 2004 is attributable to the acquisition of Medical Dictation, Inc. (“MDI”) on January 31, 2005. MDI’s customers contributed revenue of $2,396,000 to the third quarter of 2005. Other new and existing customers of the Company contributed the remaining net increase in revenue of $590,000 between the third quarters of 2005 and 2004.

When compared to revenue of $6,540,000 in the second quarter of 2005, revenue increased $114,000 in the third quarter of 2005 for the following reasons: (1) an increase in transcription service revenue of $160,000 attributable to eight newly installed accounts; (2) a net increase in transcription service revenue of $281,000 attributable to current customers served during both quarters; (3) a decrease in transcription service revenue of $57,000 attributable to two relatively small customers that terminated their service contracts during the third quarter of 2005; (4) a decrease in transcription service revenue of $141,000 during the third quarter of 2005 attributable to nine customers that terminated their service contracts during 2004 or the first half of 2005, but still contributed revenue during the second quarter of 2005; and (5) a decrease in other revenue of $129,000 primarily attributable to accelerated earned job creation incentives in the second quarter of 2005, not applicable in the third quarter of 2005, at the Company’s Abilene training center that opened in June 2005.

The Company has signed, but uninstalled, contracts that represent estimated first-year revenue of approximately $3.8 million as of September 30, 2005. The Company expects to install all of these contracts during the next several months.

The deterioration in gross profit as a percentage of revenue from 28% in the third quarter of 2004 to 14% in the third quarter of 2005 is attributable to the following reasons: (1) competitive pricing pressure from both new and existing customers; (2) the cost of recruiting and training a sufficient number of transcriptionists to handle both actual and planned installations of new accounts; (3) the cost of training and transitioning transcriptionists to become speech recognition editors; and (4) the temporary incremental training expenses related to a reorganization of certain production and production support personnel.

Alex Muñoz, Executive Vice President of Operations, commented: “While we are pleased with our revenue growth, the continued deterioration in our gross profit as a percentage of revenue is unacceptable. The reorganization that we commenced in the third quarter to provide a higher level of service to our customers more efficiently is starting to yield results. In addition, we have recently initiated a gross margin enhancement program, which includes, among other things, the continuing roll-out of our BeyondTXT speech recognition capability to steadily improve our gross profit as a percentage of revenue during the fourth quarter of 2005 and in 2006.”

General and administrative expenses increased $397,000, or 62%, in the third quarter of 2005 compared to the third quarter of 2004 due to: (1) the acquisition of MDI; (2) compensation expenses related to a reorganization of the Company’s human resources function; (3) the cost of the Company’s performance improvement program introduced in December 2004; and (4) increased group medical insurance and rent.

For the nine months ended September 30, 2005, Transcend reported revenue of $18,513,000, which represents a 64% increase over the comparable prior year period. Gross profit as a percentage of revenue decreased to 18% from 28%. The net loss for the nine months ended September 30, 2005 was $748,000, or $0.10 per share, compared to net income of $195,000, or $0.03 per share, for the comparable prior year period.

Cash totaled $702,000 as of September 30, 2005, which represents an increase of $244,000 from December 31, 2004. Accounts receivable totaled $2,885,000, which represents an increase of $1,732,000 from December 31, 2004 due primarily to the acquisition of MDI. Days revenue in accounts receivable are 17 days as of September 30, 2005 compared to 18 days as of December 31, 2004.

The Company had no debt as of December 31, 2004, but has debt of $5,889,000 as of September 30, 2005. In connection with the acquisition of MDI, Transcend paid $1,000,000 cash borrowed against its existing line of credit and issued a promissory note of $3,500,000, of which $100,000 was converted to common stock in the third quarter of 2005. Transcend issued a $1,000,000 promissory note for the establishment of a transcription training center in Abilene TX, which has been reduced to $850,000 after earned training credits. As of September 30, 2005, the Company had borrowings of $1,639,000 outstanding under its $2,000,000 line of credit, which expires on April 30, 2006. The short-term portion of this new debt is a key factor that reduced the Company’s working capital from $1,039,000 as of December 31, 2004 to a deficit of $128,000 as of September 30, 2005. The Company is presently considering additional sources of capital for working capital and acquisition purposes.

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s financial results and financial condition: “I continue to be disappointed by our financial results this year. However, I am encouraged by our backlog of uninstalled revenue, the size and quality of our new account sales pipeline and the potential effect of our gross margin improvement efforts, all of which I expect to yield improved results in the fourth quarter of 2005 and beyond.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on October 19, 2005 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 1205711 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available through midnight on Saturday, October 22, 2005 by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 1205711 anytime after two hours from the completion time of the conference call on October 19, 2005.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$6,654	$3,668	$18,513	$11,296
Direct costs	5,742	2,638	15,136	8,131

Gross profit	912	1,030	3,377	3,165

Gross profit as a percentage of revenue	14%	28%	18%	28%
Operating expenses:
Marketing and sales	220	275	797	802
Research and development	98	71	318	254
General and administrative	1,038	641	2,826	1,893

Total operating expenses	1,356	987	3,941	2,949

Operating (loss) income	(444)	43	(564)	216
Operating income (loss) as a percentage of revenue	-7%	1%	-3%	2%
Other expense	(5)	—	(13)	—
Interest expense, net	(68)	(3)	(168)	(18)

Net (loss) income before income tax provision	(517)	40	(745)	198
Provision for income taxes	(1)	(1)	(3)	(3)

Net (loss) income	($518)	$39	($748)	$195

Basic (loss) earnings per share	($0.07)	$0.01	($0.10)	$0.03

Weighted average shares outstanding—basic EPS	7,704	7,331	7,540	7,327

Diluted (loss) earnings per share	($0.07)	$0.01	($0.10)	$0.03

Weighted average shares outstanding—diluted EPS	7,704	7,551	7,540	7,614

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

SEPTEMBER 30, 2005 and DECEMBER 31, 2004

Amounts in Thousands

	September 30,	December 31,
ASSETS	2005	2004

Cash and cash equivalents	$702	$458
Accounts receivable, net	2,885	1,153
Other current assets	452	170
Property and equipment, net	1,807	1,663
Goodwill and other intangible assets	4,076	—
Other assets	184	27

	$10,106	$3,471

LIABILITIES & STOCKHOLDERS' EQUITY

Short-term debt	$2,706	$0
Accounts payable and accrued expenses	1,461	742
Other long-term liabilities	39	—
Long-term debt	3,183	—
Stockholders' equity	2,717	2,729

	$10,106	$3,471